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Exhibit 23.1

Consent of KPMG LLP

The Board of Directors and Shareholders of
Playtex Products, Inc.:

We consent to the use of our report included and incorporated by reference in this registration statement on Form S-4 of Playtex Products, Inc., dated February 19, 2004 related to the consolidated balance sheets of Playtex Products, Inc. as of December 27, 2003 and December 28, 2002, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for the twelve month periods ended December 27, 2003, December 28, 2002 and December 29, 2001, and the related schedule, which report appears in the December 27, 2003 Annual Report on Form 10-K of Playtex Products, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and other Intangible Assets" and Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections."

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Stamford, Connecticut
April 30, 2004

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Consent of KPMG LLP